Exhibit 23.3

Consent of Independent Auditors

SilverBow Resources, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated February 2, 2022, relating to the statement of revenues and direct operating expenses of certain oil and gas properties of Teal Natural Resources, LLC and Castlerock Production, LLC, acquired by SilverBow Resources, Inc. for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P

Dallas, Texas

May 13, 2022